Exhibit 10.2

REVISED

June 3, 2010

Donald Rosenthal

Dear Donald:

Congratulations! AOL Inc. (“AOL” or “Company”) is pleased to offer you the position of Senior Vice President, Operations and GM Access, reporting to Ned Brody, Executive Vice President, Paid Services. This letter sets forth the terms and conditions of your new position.

Base Salary: Your compensation will be $12,500.00 semi-monthly (“Base Salary”), less applicable withholdings, which if calculated on a yearly basis is $300,000.00. Semi-monthly paydays fall on the 15th and the last day of each month. If the 15th or the last day of the month falls on a weekend or a bank holiday, payday is the preceding day.

Annual Bonus Plan: In addition to your Base Salary, you will be eligible to participate in AOL’s Annual Bonus Plan (“ABP”), pursuant to its terms. Pursuant to the ABP, AOL will review its overall performance and your individual performance to determine your bonus under the Plan, if any (“Bonus”). Although as a general matter in cases of satisfactory individual performance, AOL would expect to pay a Bonus at the target level provided for in the ABP (where AOL has met target performance with respect to the financial metrics measuring company performance for a given year), AOL does not commit to paying any Bonus, and your Bonus may be negatively affected by AOL’s overall performance. Although any Bonus (and its amount, if a bonus is paid) is fully discretionary, your target Bonus as a percentage of your Base Salary is 50 percent. If a Bonus is paid with respect to the year of your hire, it will be pro-rated to reflect the portion of the year you were employed at AOL.

Stock Options and Restricted Stock Units: As soon as administratively practicable following your first day of employment with AOL or one of its affiliates, you will be granted an option to purchase shares of AOL common stock (“Stock Option Grant”) and an award of restricted stock units (“RSUs”) (“RSU Award”). Specifically, on the grant date, you will be granted an option to purchase 15,000 shares of AOL common stock and an award of 4,000 RSUs. We arrive at the specific number of RSUs and the shares subject to the Stock Option Grant to grant you by assuming a reasonable value for AOL common stock. The exercise price for your Stock Option Grant will be the “fair market value” of a share of AOL common stock on the grant date, which is the closing price of AOL common stock on the New York Stock Exchange on that day. The Stock Option Grant will vest over a 4-year period, 25% percent after year one, and monthly thereafter. The RSU Award will also vest over a 4-year period, with 50% vesting at the end of the second year and 25% vesting at the end of years three and four. The Stock Option Grant and the RSU Award are both subject to the approval of the AOL Board of Directors (or an authorized committee of the Board, or its delegate) and governed by the terms and conditions of the plans, agreements and notices under which they were issued.

Relocation Assistance: The Company will provide you with relocation assistance under our Program D policy. The basic components of this program are outlined in the booklet provided. To be eligible for reimbursement, relocation expenses must be supported with appropriate documentation and must be reasonable in relation to the expense category. All amounts paid to you for reimbursement of relocation expenses will be appropriately reported on your W-2 as either taxable or non-taxable income. Please be advised that you may be required to reimburse the Company for these relocation expenses in certain circumstances, as set forth in the enclosed Reimbursement Agreement (Appendix A) and Promissory Note (Appendix B).

Upon receipt of the Reimbursement Agreement and Promissory Note signed by you, the Relocation Department will contact you, usually within 48 hours, to initiate your relocation. Please be advised that Relocation Department’s receipt of your signed Reimbursement Agreement and Promissory Note is required prior to reimbursement of any approved relocation expenses. If you have additional questions, please contact the Relocation Department listed in the Relocation Policy.

Benefits: The Company offers a generous and comprehensive benefits package, including health, disability, and life insurance. You and your family members will be eligible to participate in a full range of benefits in accordance with the Company’s current eligibility requirements. It will be necessary for you to make benefit elections within 30 days of your hire date with the Company. If you do not make an election within the designated timeframe, you will be enrolled into the benefits default plan and you will be responsible for any associated costs. Employee benefits are subject to change at the sole discretion of the Company. A copy of the benefits brochure is enclosed.

Vacation: You are eligible for 4 weeks vacation annually, in addition to the Company’s recognized holidays and personal days.

Location: Your primary work location will be Dulles, VA, but you shall make yourself available for travel to other locations as business needs require and in order to facilitate effective interaction between you and other members of management and the Company.

Key Employment Conditions: This offer is contingent on your submission of satisfactory proof of eligibility to work in the United States. You must bring documentary proof of your eligibility to work with you on your first day of work. Please contact me if you have any questions about what documents are acceptable for this purpose.

This offer also is contingent upon the results of a pre-employment background check, which may include confirmation of your Social Security number, verification of prior employment, verification of education, if applicable, and a criminal records check. If the results of the pre-employment background check are not satisfactory, or if the Company determines that you have falsified or failed to disclose relevant information on your application, the Company reserves the right to withdraw this offer or terminate your employment.

In addition, as a condition of your employment, you must sign and comply with the enclosed Confidentiality, Non-Competition and Proprietary Rights Agreement (“CNPR Agreement”), the terms of which are incorporated herein by reference. Please return an executed copy of this CNPR Agreement by facsimile to 703-466-9309, along with your executed offer letter. You agree that acceptance of this offer and your start of employment at AOL also constitute your agreement to abide by the terms of the CNPR Agreement.

Further, as a condition of your employment, you will be required to electronically sign AOL’s Standards of Business Conduct within the first 30 days of your employment and periodically thereafter during your employment as requested by the Company, as an affirmation of your agreement to the Company’s code of ethical and appropriate workplace conduct.

You shall render your services to the Company on a full-time, exclusive basis. However, nothing In this letter precludes you from performing any charitable or civic duties provided that such duties do not interfere with the performance of your duties as an employee of AOL, do not violate the Standards of Business Conduct or the CNPR Agreement, or cause a conflict of interest. You may sit on the boards of non-AOL entities during your employment only if first approved in writing by AOL’s Compliance Council.

Cooperation: During and after your employment with the Company, you agree to assist the Company, upon its reasonable request, in connection with any litigation, investigation, or other matter involving the Company. You agree that such assistance may include, but is not limited to, meeting with the Company’s legal counsel upon request.

Return of Company Property: Upon termination of your employment, or at any other time the Company so requests, you must return to your manager all the Company property in your possession, including, but not limited to, keys, access cards, computers, pagers, telephones and the original and all copies of any written, recorded, or computer readable information about Company practices, procedures, trade secrets, customer lists or marketing associated with the Company’s business.

Termination: Your employment with the Company is at-will, meaning that you or the Company may terminate the employment at any time for any reason not prohibited by law, with or without notice or Cause” (as defined below), subject to the following consequences. Nothing in this offer is intended to create a contract for employment or guarantee of continued employment with the Company. This at-will employment relationship cannot be modified except by an express written agreement signed by you and an authorized officer of the Company.

In the event the Company terminates your employment for Cause, you shall be entitled as of the termination date to no further compensation under this agreement, except that you shall be entitled to receive such portion of your Base Salary as shall have accrued but remain unpaid through the termination date and any accrued, but unused vacation in accordance with Company policy.

For purposes of this letter, “Cause” shall be limited to (i) your conviction of, or nolo contendere or guilty plea to, a felony (whether any right to appeal has been or may be exercised); (ii) your failure or refusal, without proper cause, to perform your duties with the Company, including your obligations under this letter, if such failure or refusal remains uncured for 15 days after written notice to you; (iii) fraud, embezzlement, misappropriation, or reckless or willful destruction of Company property; (iv) breach of any statutory or common law duty of loyalty to the Company; (v) your violation of the CNPR Agreement or the Company’s Standards of Business Conduct; (vi) your improper conduct substantially prejudicial to the Company’s business, or (vii) your failure to cooperate in any internal or external investigation involving the Company.

Compliance with IRC Section 409A. This letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction In such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this letter constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this letter shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this section; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect thereto.

Commencement Date: The commencement date of your employment is to be June 8, 2010.

This letter constitutes the full terms and conditions of your employment with the Company. It supersedes any other oral or written promises that may have been made to you.

If you agree to accept this offer, please sign and date below at your earliest convenience so that we can begin making arrangements for your arrival.

We hope that your employment with the Company will prove to be exciting and beneficial for both you and us. We look forward to having you aboard, if you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ David Harmon

David Harmon

Executive Vice President, Human Resources

AOL Inc.

Accepted: /s/ Donald Rosenthal	Date: Jun 4, 2010
Donald Rosenthal (Jun 4, 2010)